Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
HALCÓN RESOURCES	§
CORPORATION, et al.,	§	Case No. 19- ( )
§
	§	(Joint Administration Requested)
Debtors.(1)	§
§

JOINT PREPACKAGED CHAPTER 11 PLAN OF
HALCÓN CORPORATION AND ITS AFFILIATED DEBTORS

	WEIL, GOTSHAL & MANGES LLP	WEIL, GOTSHAL & MANGES LLP
	Alfredo R. Pérez (15776275)	Gary T. Holtzer
	700 Louisiana Street, Suite 1700	Lauren Tauro
	Houston, Texas 77002	767 Fifth Avenue
	Telephone: (713) 546-5000	New York, New York 10153
	Facsimile: (713) 224-9511	Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Proposed Counsel for the Debtors and Debtors in Possession

Dated:	August 2, 2019
Houston, Texas

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  Halcón Resources Corporation (0684), Halcón Resources Operating, Inc. (4856), Halcón Holdings, Inc. (5102), Halcón Energy Properties, Inc. (5292), Halcón Permian, LLC (6153), Halcón Field Services, LLC (0280), and Halcón Operating Co., Inc. (3588).  The Debtors’ mailing address is 1000 Louisiana St., Suite 1500, Houston, TX 77002.

Table of Contents

ARTICLE I.	Definitions and Interpretation	1

1.1	Definitions	1

1.2	Interpretation; Application of Definitions; Rules of Construction	12

1.3	Reference to Monetary Figures	13

1.4	Consent Rights of Consenting Creditors	13

1.5	Controlling Document	13

ARTICLE II.	Administrative Expense Claims, Fee Claims, priority tax claims, and DIP Claims	13

2.1	Treatment of Administrative Expense Claims	13

2.2	Treatment of Fee Claims	14

2.3	Treatment of Priority Tax Claims	15

2.4	Treatment of DIP Claims	15

2.5	Restructuring Expenses	15

2.6	Statutory Fees	15

ARTICLE III.	Classification of Claims and Interests	16

3.1	Classification in General	16

3.2	Formation of Debtor Groups for Convenience Only	16

3.3	Summary of Classification of Claims and Interests	16

3.4	Special Provision Governing Unimpaired Claims	17

3.5	Elimination of Vacant Classes	17

3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes	17

3.7	Voting; Presumptions; Solicitation	17

3.8	Cramdown	17

3.9	No Waiver	18

ARTICLE IV.	Treatment of Claims and Interests	18

4.1	Class 1: Other Priority Claims	18

4.2	Class 2: Other Secured Claims	18

4.3	Class 3: RBL Claims	19

4.4	Class 4: Senior Notes Claims	19

4.5	Class 5: General Unsecured Claims	19

4.6	Class 6: Intercompany Claims	20

4.7	Class 7: Existing Equity Interests	20

4.8	Class 8: Other Equity Interests	21

4.9	Class 9: Intercompany Interests	21

ARTICLE V.	Means for Implementation	21

5.1	Sources of Consideration for Plan Distributions	21

5.2	Compromise and Settlement of Claims, Interests, and Controversies	22

5.3	Continued Corporate Existence; Effectuating Documents; Further Transactions	22

5.4	Cancellation of Existing Securities and Agreements	23

5.5	Cancellation of Certain Existing Security Interests	23

5.6	Officers and Boards of Directors	23

5.7	Management Incentive Plan	24

5.8	Authorization and Issuance of New Common Shares and Warrants	24

5.9	Securities Exemptions	25

5.10	Equity Rights Offerings	26

5.11	Exit RBL Agreement	27

5.12	Registration Rights Agreement	27

5.13	Intercompany Interests	28

5.14	Senior Notes Trustee Expenses and Certain Senior Notes Trustee Rights	28

5.15	Restructuring Transactions	28

5.16	Separate Plans	28

ARTICLE VI.	Distributions	28

6.1	Distributions Generally	28

6.2	Postpetition Interest on Claims	29

6.3	Date of Distributions	29

6.4	Distribution Record Date	29

6.5	Distributions after Effective Date	30

6.6	Disbursing Agent	30

6.7	Delivery of Distributions	30

6.8	Unclaimed Property	31

6.9	Satisfaction of Claims	31

6.10	Manner of Payment under Plan	31

6.11	Fractional Shares	31

6.12	Minimum Distribution	32

6.13	No Distribution in Excess of Amount of Allowed Claim	32

6.14	Allocation of Distributions Between Principal and Interest	32

6.15	Setoffs and Recoupments	32

6.16	Rights and Powers of Disbursing Agent	32

6.17	Expenses of Disbursing Agent	33

6.18	Withholding and Reporting Requirements	33

ARTICLE VII.	Procedures for Resolving Claims	34

7.1	Disputed Claims Process	34

7.2	Objections to Claims	34

7.3	Estimation of Claims	34

7.4	Claim Resolution Procedures Cumulative	35

7.5	No Distributions Pending Allowance	35

7.6	Distributions after Allowance	35

ARTICLE VIII.	Executory Contracts and Unexpired Leases	35

8.1	General Treatment	35

8.2	Determination of Assumption and Cure Disputes; Deemed Consent	36

8.3	Rejection Damages Claims	37

8.4	Survival of the Debtors’ Indemnification Obligations	37

8.5	Compensation and Benefit Plans	37

8.6	Insurance Policies	37

8.7	Reservation of Rights	38

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date	38

9.1	Conditions Precedent to Effective Date	38

9.2	Waiver of Conditions Precedent	39

9.3	Effect of Failure of a Condition	39

ARTICLE X.	Effect of Confirmation	40

10.1	Binding Effect	40

10.2	Vesting of Assets	40

10.3	Discharge of Claims against and Interests in Debtors	40

10.4	Pre-Confirmation Injunctions and Stays	40

10.5	Injunction against Interference with Plan	41

10.6	Plan Injunction	41

10.7	Releases	41

10.8	Exculpation	43

10.9	Injunction Related to Releases and Exculpation	43

10.10	Subordinated Claims	44

10.11	Retention of Causes of Action and Reservation of Rights	44

10.12	Ipso Facto and Similar Provisions Ineffective	44

ARTICLE XI.	Retention of Jurisdiction	44

11.1	Retention of Jurisdiction	44

ARTICLE XII.	Miscellaneous Provisions	46

12.1	Exemption from Certain Transfer Taxes	46

12.2	Request for Expedited Determination of Taxes	47

12.3	Dates of Actions to Implement Plan	47

12.4	Amendments	47

12.5	Revocation or Withdrawal of Plan	47

12.6	Severability	48

12.7	Governing Law	48

12.8	Immediate Binding Effect	48

12.9	Successors and Assigns	48

12.10	Entire Agreement	49

12.11	Computing Time	49

12.12	Exhibits to Plan	49

12.13	Notices	49

12.14	Reservation of Rights	50

Each of Halcón Resources Corporation, Halcón Resources Operating, Inc., Halcón Holdings, Inc., Halcón Energy Properties, Inc., Halcón Permian, LLC, Halcón Field Services, LLC, and Halcón Operating Co., Inc. (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in section 1.1 below.

ARTICLE I.                                                                          DEFINITIONS AND INTERPRETATION.

1.1                               Definitions.

The following terms shall have the respective meanings specified below:

Administrative Expense Claim means any Claim (other than DIP Claims) for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the Debtors’ businesses, (ii) Fee Claims, and (iii) Restructuring Expenses.

Ad Hoc Noteholder Group means those certain holders of Senior Notes represented by the Consenting Creditor Advisors.

Allowed means, with respect to any Claim against or Interest in a Debtor, (i) any Claim to which the Debtors and the holder of the Claim agree to the amount of the Claim or a court of competent jurisdiction has determined the amount of the Claim by Final Order, (ii) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order of the Bankruptcy Court, (iii) any Claim that is listed in the Schedules, if any are filed, as liquidated, non-contingent, and undisputed, or (iv) any Claim or Interest expressly allowed hereunder; provided, however, that, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to this Plan.

Amended Organizational Documents means, with respect to each Reorganized Debtor, the form of certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, shareholder agreement (if any), or other similar organizational documents, as applicable, for such Reorganized Debtor.

Asset means all of the rights, title, and interests of a Debtor in and to property of whatever type or nature, including real, personal, mixed, intellectual, tangible, and intangible property.

Backstop Commitment Premium has the meaning ascribed to such term in the Senior Noteholder Backstop Agreement.

Backstop Parties means the Senior Noteholders that are signatories to the Senior Noteholder Backstop Agreement.

Backstop Purchase has the meaning ascribed to such term in the Senior Noteholder Backstop Agreement.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or if the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws).  For the avoidance of doubt, Cause of Action also includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any state law fraudulent transfer claim.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on the Petition Date in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code.

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court (i) approving (a) the Disclosure Statement pursuant to sections 1125 and 1126(b), (b) the solicitation of votes and voting procedures, (c) the form of ballots, and (d) the Rights Offering Procedures, and (ii) confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting Creditors has the meaning set forth in the RSA.

Consenting Creditor Advisors means, together, the Consenting Creditor Counsel and Ducera Partners, LLC, as financial advisor to the Ad Hoc Noteholder Group.

Consenting Creditor Counsel means (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel and (ii) Porter Hedges LLP, as local counsel, to the Ad Hoc Noteholder Group.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Debtor(s) has the meaning set forth in the introductory paragraph of this Plan.

Definitive Documents has the meaning ascribed to such term in the RSA.

DIP Agent means Wilmington Trust, National Association, solely in its capacity as administrative agent under the DIP Facility, or its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Agreement.

DIP Agreement means that certain Junior Secured Debtor-In-Possession Credit Agreement, to be dated after the Petition Date, by and among, Halcón Parent, as borrower, the other Debtors, as guarantors, the DIP Lenders, and the DIP Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

DIP Claim means all Claims held by the DIP Lenders on account of, arising under, or relating to the DIP Agreement, the DIP Facility, or the DIP Orders, including Claims for all principal amounts outstanding, interest, reasonable and documented fees, expenses, costs, and other charges of the DIP Lenders.

DIP Facility means that certain debtor-in-possession financing facility provided by the DIP Lenders in an aggregate principal amount of $35,000,000 made available pursuant to the terms of the DIP Agreement.

DIP Lenders means lenders from time to time party to the DIP Agreement.

DIP Orders means, collectively, (i) the Interim Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(2), 364(c)(3), and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364, and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) and (ii) a Final Order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Agreement and access the DIP Facility, which DIP Orders shall be in form and substance acceptable to the DIP Lenders.

Disbursing Agent means any Entity in its capacity as a disbursing agent under section 6.6 hereof, including any Debtor or Reorganized Debtor, as applicable, that acts in such capacity to make distributions pursuant to this Plan.

Disclosure Statement means the disclosure statement for this Plan, including all exhibits, schedules, supplements, modifications, amendments, and annexes thereto, each as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (i) any Claim, which Claim is disputed under ARTICLE VII of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (ii) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (iii) any Claim that is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of Claim has been filed, or (iv) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order.  To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

Distribution Record Date means, except as otherwise provided in this Plan or the Plan Documents, the Effective Date.

DTC means Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day on which (i) all conditions to the effectiveness of this Plan set forth in section 9.1 of this Plan have been satisfied or waived in accordance with the terms of this Plan and (ii) no stay of the Confirmation Order is in effect.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Equity Rights Offerings means, collectively, the Senior Noteholder Rights Offering and the Existing Equity Interests Rights Offering.

Estate(s) means individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exculpated Parties means, collectively, and in each case in their capacities as such during the Chapter 11 Cases, (i) the Debtors, (ii) the Reorganized Debtors, (iii) any statutory committee appointed in the Chapter 11 Cases, and (iv) with respect to each of the foregoing Persons in clauses (i) through (iii), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, and all of their respective current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

Existing Equity Cash Out has the meaning set forth in the Restructuring Term Sheet.

Existing Equity Interests means shares of the class of common stock of Halcón Parent that existed immediately prior to the Effective Date, including any restricted stock of Halcón Parent that vests prior to the Effective Date.

Existing Equity Interests Rights Offering means that certain rights offering pursuant to which, subject to the Existing Equity Cash Out, each holder of Allowed Existing Equity Interests is entitled to receive Existing Equity Interests Subscription Rights to acquire New Common Shares in accordance with the applicable Rights Offering Procedures.

Existing Equity Interests Subscription Rights means the Subscription Rights allocated to holders of Allowed Existing Equity Interests in accordance with the Rights Offering Procedures.

Exit RBL Agent means the administrative agent under the Exit RBL Agreement.

Exit RBL Agreement means that certain senior secured revolving credit agreement, to be dated as of the Effective Date, by and among Halcón Parent, as borrower, the Exit RBL Agent, and the Exit RBL Lenders, the form of which shall be contained in the Plan Supplement, and which shall otherwise be in form and substance substantially consistent with the Exit RBL Commitment Letter.

Exit RBL Commitment Letter means that certain commitment letter among the Halcón Parent, BMO Harris Bank N.A. and BMO Capital Markets Corp., attached to the Disclosure Statement as Exhibit G that sets forth the principal terms of the Exit RBL Agreement and as approved by order of the Bankruptcy Court.

Exit RBL Lenders means the lenders party to the Exit RBL Agreement as of the Effective Date.

Exit RBL Facility means a revolving loan facility in an aggregate principal amount of $750,000,000, with an initial borrowing base at $275,000,000, governed by the Exit RBL Agreement, the proceeds of which shall be used, subject to the terms thereof, to (i) provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented Restructuring Expenses, and (iii) fund Plan Distributions, in each case consistent with the Restructuring Term Sheet.  For the avoidance of doubt, the Exit RBL Facility is the same as, and is referred to in the RSA as, the “Exit Facility.”

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Fee Escrow Account means an interest-bearing account in an amount equal to the total estimated amount of Fee Claims funded by the Debtors on the Effective Date.

Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

Governance Term Sheet means a term sheet, in accordance with section 5.8 of this Plan, setting forth the post-Effective Date corporate governance of Reorganized Halcón Parent.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

General Unsecured Claim means any Claim, other than a RBL Claim, Senior Notes Claim, Other Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, DIP Claim, or Intercompany Claim that is not entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.

Halcón Parent means Halcón Resources Corporation.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means any Interests in any of the Debtors held by another Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) in a Debtor, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable and whether fully vested or vesting in the future, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the applicable Debtor, that existed immediately before the Effective Date.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Management Incentive Plan means a post-emergence management incentive plan to be implemented by the New Board after the Effective Date as further described in section 5.7 of this Plan.

MIP Equity means New Common Shares issued in connection with the Management Incentive Plan.

New Board means the initial board of directors of Reorganized Halcón Parent.

New Common Shares means the shares of common stock of Reorganized Halcón Parent to be issued (i) on the Effective Date pursuant to this Plan, including pursuant to the Equity Rights Offerings and Backstop Commitment Premium, (ii) upon implementation of the Management Incentive Plan, (iii) upon exercise of the Warrants, or (iv) as otherwise permitted pursuant to the Amended Organizational Documents of Reorganized Halcón Parent.

Other Equity Interests means all Interests in Halcón Parent other than Existing Equity Interests.

Other Priority Claim means any Claim other than an Administrative Expense Claim, a DIP Claim, or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.

Other Secured Claim means any Secured Claim other than a Priority Tax Claim, a DIP Claim, or a RBL Claim.

Person means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to this Plan contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the RSA.

Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims and Allowed Interests under this Plan.

Plan Document means any Definitive Document or document in the Plan Supplement.

Plan Supplement means a supplement or supplements to this Plan containing certain documents relevant to the implementation of this Plan, to be filed with the Bankruptcy Court no later than seven (7) calendar days before the Voting Deadline, which shall include (i) the Amended Organizational Documents of Reorganized Halcón Parent, (ii) the slate of directors to be appointed to the New Board to the extent known and determined, (iii) with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code, (iv) the Exit RBL Agreement, (v) the Warrant Agreement(s), (vi) a schedule of retained Causes of Action, (vii) the Registration Rights Agreement, (viii) and the Governance Term Sheet, if applicable; provided, however, that, through the Effective Date, the Debtors shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of this Plan and the RSA.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority of payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Registration Rights Agreement means the registration agreement to be entered into on the Effective Date by Reorganized Halcón Parent and the Registration Rights Parties, the terms of which shall be consistent in all material respects with the Restructuring Term Sheet.

Registration Rights Parties means the Consenting Creditors and any recipient of New Common Shares that receives (together with its affiliates and related funds) 10% or more of the voting Securities of Reorganized Halcón Parent issued pursuant to this Plan.

Released Parties means, collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Consenting Creditors, (iv) the Ad Hoc Noteholder Group and each of its members, (v) the Senior Notes Trustee, (vi) the Exit RBL Agent, Exit RBL Lenders, and any arranger under the Exit RBL Facility, (vii) the DIP Agent and DIP Lenders, (viii) the RBL Agent and the RBL Lenders, (ix) with respect to each of the foregoing Persons in clauses (i) through (viii), each of their affiliates, and (x) with respect to each of the foregoing Persons in clauses (i) through (ix) such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, and all of their respective current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

Releasing Parties means, collectively, (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of all Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iii) the holders of all Claims or Interests who vote, or are deemed, to reject this Plan but do not opt out of granting the releases set forth herein, (iv) the holders of all Claims and Interests who were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out, (v) all other holders of Claims and Interests to the maximum extent permitted by law, and (vi) the Released Parties.

Reorganized Halcón Parent means Halcón Parent, as reorganized on the Effective Date in accordance with this Plan.

Reorganized Debtor(s) means, with respect to each Debtor, such Debtor as reorganized as of the Effective Date in accordance with this Plan.

Requisite Creditors has the meaning set forth in the RSA.

Restructuring has the meaning set forth in the RSA.

Restructuring Expenses means the reasonable and documented fees and expenses incurred by the Consenting Creditors Advisors and the DIP Agent in connection with the Restructuring, as provided by the RSA, payable in accordance with the terms of the applicable fee letters executed with such parties, and any applicable law or orders of the Bankruptcy Court.

Restructuring Term Sheet means that certain term sheet attached as Exhibit A to the RSA.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including (i) the consummation of the transactions provided for under or contemplated by the RSA and the Restructuring Term Sheet, (ii) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan, the RSA, and the Restructuring Term Sheet, and that satisfy the requirements of applicable law, (iii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan, the RSA, and the Restructuring Term Sheet, and (iv) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and consistent with the RSA and the Restructuring Term Sheet.

RBL Agent means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the RBL Agreement.

RBL Agreement means that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 7, 2017 (as amended, modified, or otherwise supplemented from time to time), by and among Halcón Parent, as borrower, the RBL Agent, and the RBL Lenders party thereto from time to time.

RBL Claims means all Claims against the Debtors arising under or in connection with the RBL Agreement and all documents relating thereto, including all Letters of Credit, Loan Documents, and Secured Swap Agreements (each as defined in the RBL Agreement).

RBL Lenders means the lenders from time to time party to the RBL Agreement and all other Secured Parties (as defined in the RBL Agreement).

Registered Holder means a holder of an Existing Equity Interest whose ownership interest is registered directly on the books and records of Halcón Parent’s transfer agent.

Rights Offering Equity means New Common Shares issued pursuant to the Equity Rights Offerings.

Rights Offering Participant means each holder of an Existing Equity Interest (subject to the Existing Equity Cash Out) or Senior Notes Claim as of the Rights Offering Record Date.

Rights Offering Procedures means the procedures for the implementation of the Equity Rights Offerings, as applicable, in substantially the form attached to the Disclosure Statement as Exhibit E and Exhibit F.

Rights Offering Record Date means August 30, 2019.

RSA means that certain Restructuring Support Agreement, dated as of August 2, 2019, by and among the Debtors and the Consenting Creditors, attached to the Disclosure

Statement as Exhibit A, as the same may be amended, restated, or otherwise modified in accordance with its terms.

Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to this Plan, if any, as the same may be amended, modified, or supplemented from time to time.

Schedules means, the schedules of Assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

Secured Claim means a Claim to the extent (i) secured by a Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (a) as set forth in this Plan, (b) as agreed to by the holder of such Claim and the Debtors, or (c) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Senior Notes Claim means any Claim arising from, or related to, the Senior Notes.

Senior Notes Indenture means that certain indenture, dated as of February 16, 2017 (as amended, modified, or otherwise supplemented from time to time), under which the Senior Notes were issued, by and among Halcón Parent, as issuer, each of the guarantors named therein, and the Senior Notes Trustee.

Senior Noteholder means a holder of Senior Notes.

Senior Noteholder Backstop Agreement means the Backstop Commitment Agreement, dated August 2, 2019, by and among Halcón Parent and the Backstop Commitment Parties and attached to the RSA as Exhibit B.

Senior Noteholder Rights Offering means that certain rights offering pursuant to which each holder of Allowed Senior Notes Claim is entitled to receive Senior Noteholder Subscription Rights to acquire New Common Shares in accordance with the applicable Rights Offering Procedures.

Senior Noteholder Subscription Rights means the Subscription Rights allocated to holders of Allowed Senior Notes Claims in accordance with the applicable Rights Offering Procedures.

Senior Notes means the 6.75% Senior Notes due 2025 issued pursuant to the Senior Notes Indenture in the aggregate principal amount of $625,005,000.

Senior Notes Trustee means U.S. Bank National Association in its capacity as trustee under the Senior Notes Indenture and its successors, assigns, or any replacement trustee appointed pursuant to the terms of the Senior Notes Indenture.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Statutory Fees means all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

Subscription Rights means the subscription rights to acquire New Common Shares in accordance with the Rights Offering Procedures.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 7.

Voting Deadline means September 5, 2019 at 5:00 p.m. prevailing Central Time, or such other date and time as may set by the Bankruptcy Court.

Warrant Agreement(s) means one or more warrant agreement(s) to be entered into by and among Reorganized Parent and the warrant agent named therein that shall govern the terms of the Warrants, the form(s) of which shall be included in the Plan Supplement.

Warrants has the meaning set forth in the Restructuring Term Sheet.

Warrant Equity means New Common Shares issuable upon the exercise of the Warrants, subject to dilution by the MIP Equity.

1.2                               Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time in accordance with the terms hereof and the RSA.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively.  The words “includes” and “including” are not limiting.  The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3                               Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4                               Consent Rights of Consenting Creditors.

Notwithstanding anything herein to the contrary, any and all consent rights of the Consenting Creditors set forth in the RSA with respect to the form and substance of this Plan, and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference and fully enforceable as if stated in full herein.

1.5                               Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document.  In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control.  The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, however, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.                                                                     ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, PRIORITY TAX CLAIMS, AND DIP CLAIMS.

2.1                               Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim (other than Restructuring Expenses or a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed

Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.2                               Treatment of Fee Claims.

(a)                                 All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (i) file, on or before the date that is forty five (45) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Fee Claim.  The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

(b)                                 On the Effective Date, the Debtors shall establish and fund the Fee Escrow Account.  The Debtors shall fund the Fee Escrow Account with Cash equal to the Professional Persons’ good faith estimates of the Fee Claims.  Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full.  The Fee Escrow Account shall be held in trust for Professional Persons retained by the Debtors and for no other parties until all Fee Claims Allowed by the Bankruptcy Court have been paid in full.  Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which a Final Order relating to any such Allowed Fee Claim is entered or (ii) on such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors, as applicable.  The Reorganized Debtors’ obligations with respect to Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account.  To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Fee Claims owing to the Professional Persons, such Professional Persons shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with section 2.1 of this Plan.  No Liens, claims, or interests shall encumber the Professional Fee Escrow in any way, other than customary liens in favor of the depository bank at which the Fee Escrow Account is maintained.

(c)                                  Any objections to Fee Claims shall be served and filed (i) no later than twenty one (21) days after the filing of the final applications for compensation or reimbursement or (ii) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

2.3                               Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors or the Reorganized Debtors, as applicable (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

2.4                               Treatment of DIP Claims.

On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim (a) shall be paid in full in Cash by the Debtors equal to the Allowed amount of such DIP Claim and all commitments under the DIP Agreement shall terminate, or (b) shall be otherwise satisfied by the Debtors in a manner acceptable to the DIP Agent, any affected DIP Lender under the DIP Agreement, and any other holder of a DIP Claim, as applicable.  Upon the indefeasible payment or satisfaction in full in Cash, or other satisfactory treatment, of the DIP Claims in accordance with the terms of this Plan, on the Effective Date, all Liens granted to secure such obligations shall be terminated and of no further force and effect.

2.5                               Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the RSA, without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval.  All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses.  On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

2.6                               Statutory Fees.

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors or the Reorganized Debtors.  On and after the Effective Date, the Reorganized Debtors shall pay any and all Statutory Fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.  Each Debtor or Reorganized Debtor, as applicable, shall remain obligated to pay quarterly fees to the U.S.

Trustee until the earliest of that particular Debtor’s, or Reorganized Debtor’s, as applicable, case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE III.                                                              CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1                               Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, however, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2                               Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan.  Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.

3.3                               Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (i) Impaired and Unimpaired under this Plan, (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject this Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.  The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	RBL Claims	Unimpaired	No (Deemed to accept)
Class 4	Senior Notes Claims	Impaired	Yes
Class 5	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 6	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 7	Existing Equity Interests	Impaired	Yes
Class 8	Other Equity Interests	Impaired	No (Deemed to reject)
Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4                               Special Provision Governing Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5                               Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6                               Voting Classes; Presumed Acceptance by Non-Voting Classes.

With respect to each Debtor, if a Class contained Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject this Plan, this Plan shall be presumed accepted by the holders of such Claims in such Class.

3.7                               Voting; Presumptions; Solicitation.

(a)                                 Acceptance by Certain Impaired Classes.  Only holders of Claims in Class 4 and Interests in Class 7 are entitled to vote to accept or reject this Plan.  An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.  An Impaired Class of Interests shall have accepted this Plan if the holders of at least two-thirds (2/3) in amount of the Allowed Interests actually voting in such Class have voted to accept this Plan.  Holders of Claims in Class 4 and Interests in Class 7 shall receive ballots containing detailed voting instructions.

(b)                                 Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, 3, 5, 6, and 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c)                                  Deemed Rejection by Impaired Class.  Holders of Interests in Class 8 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.8                               Cramdown.

If any Class is deemed to reject this Plan or is entitled to vote on this Plan and does not vote to accept this Plan, the Debtors may (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code, including by (A) modifying the treatment applicable to a

Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or (B) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date.  If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

3.9                               No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.                                                                 TREATMENT OF CLAIMS AND INTERESTS.

4.1                               Class 1:  Other Priority Claims.

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129 of the Bankruptcy Code.

(b)                                 Impairment and Voting:  Allowed Other Priority Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Priority Claims.

4.2                               Class 2:  Other Secured Claims.

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

(b)                                 Impairment and Voting:  Allowed Other Secured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed

Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Secured Claims.

4.3                               Class 3:  RBL Claims

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed RBL Claims are unaltered by this Plan.  On the Effective Date, each holder of an Allowed RBL Claim shall receive payment in full, in Cash of all Allowed RBL Claims, including by a refinancing, and all outstanding letters of credit shall either be replaced, cash collateralized or otherwise secured to the satisfaction of the Issuing Bank (as defined in the RBL Agreement) in accordance with the terms of the RBL Agreement.

(b)                                 Impairment and Voting:  Allowed RBL Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed RBL Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders shall not be solicited with respect to such Allowed RBL Claims.

(c)                                  Allowance:  The RBL Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount up to $225 million, plus all amounts owing by the Debtors under the Secured Swap Agreements (as defined in the RBL Agreement) that have terminated as of or prior to the Effective Date, plus all accrued and unpaid interest and fees (including interest and fees at the default rate that has accrued but not been paid during the Chapter 11 Cases), and all other amounts that are outstanding under the RBL Agreement as of the Effective Date.

4.4                               Class 4:  Senior Notes Claims.

(a)                                 Treatment:  On the Effective Date, each holder of an Allowed Senior Notes Claim shall receive, in full and final satisfaction of such Claim, such holder’s Pro Rata share of (i) 91% of the total New Common Shares issued pursuant to this Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium, and (ii) the Senior Noteholder Subscription Rights.

(b)                                 Impairment and Voting:  Senior Notes Claims are Impaired.  Holders of Senior Notes Claims are entitled to vote on this Plan.

(c)                                  Allowance:  The Senior Notes Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount of $625,005,000.

4.5                               Class 5:  General Unsecured Claims.

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b)                                 Impairment and Voting:  Allowed General Unsecured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders shall not be solicited with respect to such Allowed General Unsecured Claims.

4.6                               Class 6:  Intercompany Claims.

(a)                                 Treatment:  On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their discretion and in consultation with the Consenting Creditors.

(b)                                 Impairment and Voting:  All Allowed Intercompany Claims are deemed Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Claims.

4.7                               Class 7:  Existing Equity Interests.

(a)                                 Treatment:  On the Effective Date, Existing Equity Interests shall be cancelled, released, and extinguished and shall be of no further force and effect.  Each holder of Existing Equity Interests shall receive on account of such holder’s Existing Equity Interests:

(1) if a Registered Holder holds fewer than or equal to 2,000 shares of Existing Equity Interests, Cash in an amount equal to the inherent value of such Registered Holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to this Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium, (ii) the Warrants and (iii) the Existing Equity Interests Subscription Rights; or

(2) for any other holder of Existing Equity Interests, such holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to this Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium; provided, however, that the amount of total New Common Shares available to be issued pursuant to this provision shall be reduced by the amount of New Common Shares that would have been distributed to holders of Existing Equity Interests in the absence of the immediately preceding clause (1), (ii) the Warrants, and (iii) the Existing Equity Interests Subscription Rights.

(b)                                 Impairment and Voting:  Existing Equity Interests are Impaired.  Holders of Existing Equity Interests are entitled to vote on this Plan.

4.8                               Class 8:  Other Equity Interests.

(a)                                 Treatment:  On the Effective Date, Other Equity Interests shall be cancelled, released, and extinguished and shall be of no further force and effect.

(b)                                 Impairment and Voting:  Other Equity Interests are Impaired.  In accordance with section 1126(g) of the Bankruptcy Code, holders of Other Equity Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders shall not be solicited with respect to Other Equity Interests.

4.9                               Class 9:  Intercompany Interests.

(a)                                 Treatment:  Intercompany Interests are Unimpaired.  On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.13 of this Plan.

(b)                                 Impairment and Voting:  Intercompany Interests are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Interests.

ARTICLE V.                                                                      MEANS FOR IMPLEMENTATION.

5.1                               Sources of Consideration for Plan Distributions.

(a)                                 Cash on Hand.  The Reorganized Debtors shall use Cash on hand to fund distributions to certain holders of Claims against the Debtors.

(b)                                 New Common Shares and Warrants.  On or as soon as reasonably practicable after the Effective Date, Reorganized Halcón Parent shall issue and distribute the New Common Shares and the Warrants to holders of Allowed Senior Notes Claims and Existing Equity Interests entitled to receive New Common Shares and Warrants pursuant to the Plan or notwithstanding anything to the contrary in this Plan, such holder’s designated affiliates to the extent permitted by DTC.

(c)                                  Exit RBL Facility.  On the Effective Date, the Reorganized Debtors shall enter into the Exit RBL Facility, the proceeds of which may be used to (i) provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented Restructuring Expenses, and (iii) fund Plan Distributions.

(d)                                 Plan Funding.  Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Equity Rights Offerings and Exit RBL Facility.

5.2          Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to section 363 and 1123(b)(2) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

5.3          Continued Corporate Existence; Effectuating Documents; Further Transactions.

(a)           Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents.

(b)           On and after the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action.  On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor and subject to the terms of each such contract or other agreement, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and the Amended Organizational Documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor, (ii) a Reorganized Debtor to be dissolved, (iii) the legal name of a Reorganized Debtor to be changed, or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter, and such action and documents are deemed to require no further action or approval (other than any requisite filings required under applicable state, federal, or foreign law).

(c)           On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Definitive Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or articles of incorporation or formation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law, (iv) the Restructuring Transactions, (v) if the Debtors expect to qualify for and elect to utilize the special bankruptcy exception under section 382(l)(5) of the Tax Code, the Debtors may seek Bankruptcy Court approval of certain procedures and potential restrictions on the accumulation of Claims with respect to Persons who are or will be substantial claimholders and the charter, bylaws, and other organizational documents may restrict certain transfers of the New Common Shares, and (vi) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

5.4          Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, or in any Plan Document, including with respect to refinancing the RBL Agreement, on the Effective Date, all agreements, instruments, notes, certificates, indentures, mortgages, Securities and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by this Plan) and any rights of any holder in respect thereof shall be deemed cancelled and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged and, as applicable, shall be deemed to have been surrendered to the Disbursing Agent.  The holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan.

5.5          Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

5.6          Officers and Boards of Directors.

(a)           On the Effective Date, the New Board shall consist of (i) the Reorganized Debtors’ chief executive officer and (ii) the members selected by the Requisite Creditors to be disclosed in the Plan Supplement to the extent known and determined.  The identity and affiliations of any person proposed to serve on the New Board shall be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)           Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective Amended Organizational Documents.

(c)           Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations or duties to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable Amended Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.7          Management Incentive Plan.

After the Effective Date, the New Board shall adopt the Management Incentive Plan.  The participants and amounts allocated under the Management Incentive Plan and other terms and conditions thereof shall be determined in the sole discretion of the New Board; provided, however, that the Management Incentive Plan shall include restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing 7.5% to 10% of the New Common Shares authorized to be issued pursuant to this Plan and the Equity Rights Offerings on a fully diluted basis.

5.8          Authorization and Issuance of New Common Shares and Warrants.

(a)           On the Effective Date, (i) Reorganized Halcón Parent is authorized to issue or cause to be issued and shall issue (A) the New Common Shares (including the New Common Shares issuable in connection with the Backstop Commitment Premium and the Equity Rights Offerings) and (B) the Warrants, and (ii) the issuance of Subscription Rights by Reorganized Halcón Parent in connection with the Equity Rights Offerings is authorized, ratified, and confirmed in all respects; each in accordance with the terms of this Plan without the need for any further corporate or shareholder action.  All of the New Common Shares and the Warrants issuable under this Plan, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Shares, fully paid, and non-assessable.  The Warrant Equity (upon payment of the exercise price in accordance with the terms of such Warrants) issued pursuant to this Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

(b)           No later than seven (7) calendar days prior to the Voting Deadline, the Debtors, with the consent of the Requisite Creditors, shall make a determination as to whether Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) — 78(pp) following December 31, 2019.  If the Debtors determine pursuant to this provision that Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act following December 31, 2019, the Debtors shall use their commercially reasonable efforts to have the New Common Shares listed on the New York Stock Exchange, or another nationally recognized exchange, as soon as practicable, subject to meeting applicable listing requirements following the Effective Date.  If the Debtors determine pursuant to this provision that Reorganized Halcón Parent will not continue to be a reporting company under the Exchange Act following December 31, 2019, the Debtors shall file the Governance Term Sheet.

(c)           The Warrants shall be issuable pursuant to the terms of the respective Warrant Agreements, the form and substance of which shall be consistent with the Restructuring Term Sheet and filed with the Plan Supplement.  Each Warrant shall, subject to the terms of the respective Warrant Agreements, be exercisable for one (1) New Common Share.

5.9          Securities Exemptions.

(a)           The issuance and distribution of the New Common Shares, the Warrants (and the Warrant Equity), and the Subscription Rights to holders of Allowed Senior Notes Claims and Allowed Existing Equity Interests, as applicable, under Article IV of this Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or actions by any Person, from registration under the Securities Act, and all rules and regulations promulgated thereunder, and any other applicable securities laws, to the fullest extent permitted by section 1145 of the Bankruptcy Code.  The New Common Shares and the Warrants (and the Warrant Equity issuable upon exercise thereof) issued pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b)           The issuance and sale, as applicable, of the New Common Shares to be issued pursuant to the Backstop Commitment Agreement, including those to be issued in respect of the Backstop Commitment Premium, are being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder.  Such Securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as under certain conditions, the resale provisions of Rule 144 of the Securities Act.

(c)           On the Effective Date, the ownership of the New Common Shares shall be reflected through the facilities of the DTC.  None of the Debtors, the Reorganized Debtors, or any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Shares or the Warrants under applicable securities laws.  DTC and any transfer agent shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Shares or the Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

(d)           The Debtors may elect to deliver the Warrants through the facilities of DTC; provided, however, that delivery of the Warrants through the facilities of DTC shall not be mandatory.

(e)           Notwithstanding anything to the contrary in this Plan, no Person (including DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including whether the New Common

Shares, the Warrants, and the Warrant Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

5.10        Equity Rights Offerings.

The Equity Rights Offerings shall be conducted by the Debtors and consummated on the terms and subject to the conditions set forth in the Rights Offering Procedures and the Senior Noteholder Backstop Agreement. To facilitate the Senior Noteholder Rights Offering and the other Restructuring Transactions, and in exchange for the Backstop Commitment Premium, the Backstop Parties have agreed to consummate the Backstop Purchase, subject to the terms and conditions set forth in the Senior Noteholder Backstop Agreement.  The Backstop Parties’ obligation to consummate the Backstop Purchase pursuant to the Senior Noteholder Backstop Agreement shall be contingent upon all conditions set forth in the Senior Noteholder Backstop Agreement being satisfied or otherwise waived in accordance with the Senior Noteholder Backstop Agreement.  Confirmation shall constitute Bankruptcy Court approval of the Equity Rights Offerings (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith).

(a)           Existing Equity Interests Rights Offering.  After the Petition Date, subject to interim approval of the Disclosure Statement by the Bankruptcy Court, subject to the Existing Equity Cash Out, the Debtors shall distribute the Existing Equity Interests Subscription Rights to holders of Existing Equity Interests as set forth in the Plan and the applicable Rights Offering Procedures. Each Rights Offering Participant in the Existing Equity Interests Rights Offering shall be offered the Existing Equity Interests Subscription Rights to purchase its Pro Rata share of the New Common Shares to be issued pursuant to the Existing Equity Interests Rights Offering.  On the Effective Date, the Debtors shall consummate the Existing Equity Interests Rights Offering.  The Existing Equity Interests Subscription Rights may not be sold, transferred, or assigned.

(b)           Senior Noteholder Rights Offering.

(i)            After the Petition Date, subject to interim approval of the Disclosure Statement by the Bankruptcy Court, the Debtors shall distribute the Senior Noteholder Subscription Rights to holders of Senior Notes Claim as set forth in the Plan and the applicable Rights Offering Procedures. Each Rights Offering Participant in the Senior Noteholder Rights Offering shall be offered the Senior Noteholder Subscription Rights to purchase its Pro Rata share of the New Common Shares to be issued pursuant to the Senior Noteholder Rights Offering.  On the Effective Date, the Debtors shall consummate the Senior Noteholder Rights Offering.  The Senior Noteholder Subscription Rights may not be sold, transferred, or assigned.  The Senior Noteholder Rights Offering shall be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Senior Noteholder Backstop Agreement.

(ii)           In accordance with the Senior Noteholder Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, the amount of New

Common Shares equal to its respective Backstop Commitment (as defined in the Senior Noteholder Backstop Agreement).  The Backstop Commitment for the Senior Noteholder Rights Offering, shall be treated as a put option and the Backstop Commitment Premium shall be treated as remuneration for agreeing to enter into such put option.  Upon the Effective Date, the Backstop Commitment Premium shall be immediately and automatically payable and issued.

(c)           Proceeds.  The proceeds of the Equity Rights Offerings shall be used to (i) fund Plan distributions, (ii) provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes, and (iii) pay all reasonable and documented Restructuring Expenses.

5.11        Exit RBL Agreement.

(a)           On the Effective Date, the Reorganized Debtors are authorized to and shall enter into the Exit RBL Agreement and all other documents, notes, agreements, guaranties, and other collateral documents contemplated thereby.  The Exit RBL Agreement shall constitute legal, valid, binding, and authorized joint and several obligations of the Reorganized Debtors enforceable in accordance with its terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, this Plan, or the Confirmation Order.  On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the Exit RBL Agreement (x) shall be valid, binding, perfected, enforceable first priority Liens and security interests in the property subject to a security interest granted by the applicable Reorganized Debtors pursuant to the Exit RBL Agreement, with the priorities established in respect thereof under applicable non-bankruptcy law and (y) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order.

(b)           The Exit RBL Agent is hereby authorized to file, with the appropriate authorities, financing statements, amendments thereto or assignments thereof and other documents, including mortgages or amendments or assignments thereof in order to evidence the first priority Liens, pledges, mortgages, and security interests granted in connection with the Exit RBL Agreement.  The guaranties, mortgages, pledges, Liens, and other security interests granted in connection with the Exit RBL Agreement are granted in good faith as an inducement to the Exit RBL Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance and the priorities of such Liens, mortgages, pledges, and security interests shall be as set forth in the Exit RBL Agreement and the collateral documents executed and delivered in connection therewith.

5.12        Registration Rights Agreement.

On the Effective Date, Reorganized Halcón Parent and the Registration Rights Parties shall enter into the Registration Rights Agreement.  The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights and other customary terms and conditions.

5.13        Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, board of managers, managers, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Intercompany Interests shall be deemed to be in full force and effect.  For the avoidance of doubt, to the extent reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

5.14        Senior Notes Trustee Expenses and Certain Senior Notes Trustee Rights.

Notwithstanding anything herein to the contrary, distributions under the Plan on account of the Senior Notes Claims shall be subject to the rights of the Senior Notes Trustee under the Senior Notes Indenture, including the right of the Senior Notes Trustee to assert and exercise their charging lien.  To allow the holders of Senior Notes Claims to receive the full treatment set forth in this Plan without reduction by the charging lien or the expenses of the Senior Notes Trustee, the Debtors or Reorganized Debtors shall, on account of the Senior Notes Claims, pay to the Senior Notes Trustee all reasonable and documented fees and out-of-pocket costs and expenses incurred on or prior to the Effective Date by the Senior Notes Trustee that are required to be paid under the Senior Notes Indenture.

5.15        Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with this Plan as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.16        Separate Plans.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor.  Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

ARTICLE VI.                      DISTRIBUTIONS.

6.1          Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims and Allowed Interests in accordance with the terms of this Plan.

6.2          Postpetition Interest on Claims.

Except as otherwise provided in this Plan, the Plan Documents, or the Confirmation Order, postpetition interest shall accrue, and shall be paid, on any Claim (except for Senior Notes Claims) in the ordinary course of business in accordance with any applicable law, agreement, document, or Final Order, as the case may be, as if the Chapter 11 Cases had never been commenced; provided, however, that nothing herein shall expand any Person’s right to receive, or the Debtors’ or Reorganized Debtors’ obligation to pay, postpetition interest.

6.3          Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon as practicable thereafter; provided, however, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.4          Distribution Record Date.

(a)           As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

(b)           Notwithstanding anything in this Plan to the contrary, in connection with any Plan Distribution to be effected through the facilities of DTC (whether by means of book entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes under this Plan with holders of New Common Shares to the extent consistent with the customary practices of DTC used in connection with such distributions.  All New Common Shares to be distributed under this Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book entry exchange procedures to the extent that the holders of New Common Shares held their Existing Equity Interests or Senior Notes through the facilities of DTC; provided, however, that such New Common Shares are permitted to be held through DTC’s book entry system; provided, further, however, that to the extent the New Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Halcón Parent shall take all such reasonable actions as may be required to cause the distributions of the New Common Shares under this Plan.  Holders of Existing Equity Interests that are entitled to receive New Common Shares, but had held such Existing Equity Interests outside of the facilities of DTC, may receive their New Common Shares by means of book-entry with the Reorganized Debtor’s transfer agent.  Notwithstanding anything in this Plan to the contrary, no Person (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, whether the New Common Shares are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

6.5          Distributions after Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.6          Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.18 of this Plan.

6.7          Delivery of Distributions.

Subject to Bankruptcy Rule 9010, the Disbursing Agent shall make all distributions to any holder of an Allowed Claim as and when required by this Plan at (i) the address of such holder on the books and records of the Debtors or their agents or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

Except as otherwise provided in this Plan, all distributions to holders of RBL Claims shall be governed by the RBL Agreement and shall be deemed completed when made to the RBL Agent, which shall be deemed to be the holder of all RBL Claims for purposes of distributions to be made hereunder.  The RBL Agent shall hold or direct such distributions for the benefit of the holders of Allowed RBL Claims, as applicable.  As soon as practicable in accordance with the requirements set forth in this provision, the RBL Agent shall arrange to deliver such distributions to or on behalf of such holders of Allowed RBL Claims.

Except as otherwise provided in this Plan, all distributions to holders of Senior Notes Claims shall be governed by the Senior Notes Indenture and shall be deemed completed when made to the Senior Notes Trustee, which shall be deemed to be the holder of all Senior Notes Claims for purposes of distributions to be made hereunder.  The Senior Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Senior Notes Claims, as applicable.  As soon as practicable in accordance with the requirements set forth in this provision, the Senior Notes Trustee shall arrange to deliver such distributions to or on behalf of such holders of Allowed Senior Notes Claims.  Notwithstanding anything to the contrary in this Plan, the distribution of New Common Shares shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply.  In connection with such distribution, the Senior Notes Trustee shall deliver instructions to DTC instructing DTC to effect distributions on a Pro Rata basis as provided under this Plan with respect to the Senior Notes Claims.

Notwithstanding anything to the contrary in this Plan, the distribution of Warrants (provided the Warrants are DTC-eligible and the Debtors elect, subject to approval by the Requisite Creditors, to deliver such Warrants through the facilities of DTC) shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply.  To the extent the Warrants are not delivered through the facilities of DTC, the Debtors shall facilitate registration of the Warrants into the names of the relevant beneficial owners as soon as practicable following the Effective Date.

6.8          Unclaimed Property.

One year from the later of: (i) the Effective Date and (ii) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9          Satisfaction of Claims.

Unless otherwise provided in this Plan, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10        Manner of Payment under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11        Fractional Shares.

No fractional shares of New Common Shares shall be distributed.  When any distribution would otherwise result in the issuance of a number of shares of New Common Shares that is not a whole number, the New Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed on account of Allowed Claims shall be adjusted as necessary to account for the rounding provided for herein.  No consideration shall be provided in lieu of fractional shares that are rounded down.  Fractional amounts of New Common Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Halcón Parent.

6.12                        Minimum Distribution.

Neither the Reorganized Debtors nor the Disbursing Agent, as applicable, shall have an obligation to make a distribution pursuant to this Plan that is less than one (1) share of New Common Shares or less than $100.00 in Cash; provided, however, that Registered Holders of Existing Equity Interests receiving a Plan Distribution under section 4.7(a)(1) of this Plan shall receive such distributions notwithstanding this section 6.12.

6.13                        No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of this Plan).

6.14                        Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to section 6.2 of this Plan or as otherwise required by law (as determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.15                        Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

6.16                        Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all applicable distributions or payments provided for under this Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.17                        Expenses of Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ fees and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.18                        Withholding and Reporting Requirements.

In connection with this Plan, any Person issuing any instrument or making any distribution or payment in connection therewith, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution or withhold an appropriate portion of such distributed property and either (i)  sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax) or (ii) pay the withholding tax using its own funds and retain such withheld property.  The distributing party shall have the right not to make a distribution under this Plan until its withholding or reporting obligation is satisfied pursuant to the preceding sentences.  Any amounts withheld pursuant to this Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

Any party entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the withholding agent or such other Person designated by the Reorganized Debtors a Form W-8, Form W-9 and/or any other forms or documents, as applicable, requested by any Reorganized Debtor to reduce or eliminate any required federal, state, or local withholding.  If the party entitled to receive such property as an issuance or distribution fails to comply with any such request for a one hundred eighty (180) day period beginning on the date after the date such request is made, the amount of such issuance or distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution under this Plan shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Notwithstanding the above, each holder of an Allowed Claim or Interest that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

ARTICLE VII.                                                            PROCEDURES FOR RESOLVING CLAIMS.

7.1                               Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced.  The holders of Claims shall not be subject to any claims resolution process in the Bankruptcy Court in connection with their Claims and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors in any forum with jurisdiction over the parties.  Except for (i) proofs of Claim asserting damages arising out of the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to section 8.3 of this Plan and (ii) proofs of Claim that have been objected to by the Debtors before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn.  To the extent not otherwise provided in this Plan, the deemed withdrawal of a proof of Claim is without prejudice to such claimant’s rights under section 7.1 of this Plan to assert its Claims in any forum as though the Debtors’ Chapter 11 Cases had not been commenced.  From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

7.2                               Objections to Claims.

Except insofar as a Claim is Allowed under this Plan, only the Debtors or the Reorganized Debtors shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (a) the Effective Date and (b) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court upon motion filed by the Debtors or the Reorganized Debtors.

7.3                               Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4                               Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan without further notice or Bankruptcy Court approval.

7.5                               No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.6                               Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.                                                       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1                               General Treatment.

(a)                                 As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts; provided, however, that the Requisite Creditors consent to such rejection, or (v) is specifically designated as a contract or lease to be rejected as reasonably requested by the Requisite Creditors in the Plan Supplement; provided, however, that such rejection shall be deemed unreasonable if it would give rise to a potential Cure Amount that cannot be satisfied on the Effective Date or otherwise cause the Plan to not be feasible pursuant to Section 1129 of the Bankruptcy Code.

(b)                                 Subject to (i) satisfaction of the conditions set forth in section 8.1(a) of this Plan, (ii) resolution of any disputes in accordance with section 8.2 of this Plan with respect to the contracts or leases subject to such dispute, and (iii) the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2                               Determination of Assumption and Cure Disputes; Deemed Consent.

(a)                                 Following the Petition Date, the Debtors shall have served a notice to parties of executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume such contracts or leases in connection with this Plan and indicating that Cure Amounts (if any) shall be asserted against the Debtors or the Reorganized Debtors, as applicable, in the ordinary course.  Any monetary amounts by which any executory contract or unexpired lease to be assumed under this Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof.

(b)                                 If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective.  Notwithstanding the foregoing, to the extent the dispute relates solely to any Cure Amounts, the applicable Debtor may assume the executory contract or unexpired lease prior to the resolution of any such dispute; provided, however, that the Debtor reserves Cash in an amount sufficient to pay the full amount reasonably asserted as the required Cure Amount by the contract counterparty; provided, further, however, that following entry of a Final Order resolving any such dispute, the Debtor shall have the right to reject any executory contract or unexpired lease within thirty (30) days of such resolution.

(c)                                  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such executory contract or unexpired lease in accordance with the procedures set forth therein, shall be deemed to have assented to such assumption and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption thereafter.

(d)                                 Subject to resolution of any dispute regarding any Cure Amount, all Cure Amounts shall be satisfied by the Debtors or Reorganized Debtors, as the case may be, upon assumption of the underlying contracts and unexpired leases.  Assumption of any executory contract or unexpired lease pursuant to this Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure Amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption.  Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assigned shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity, upon the deemed assumption of such contract or unexpired lease.

8.3                               Rejection Damages Claims.

Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtors must file and serve a proof of Claim on the applicable Debtor that is party to the contract or lease to be rejected no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease.

8.4                               Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, members, managers, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, members, managers, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.5                               Compensation and Benefit Plans.

All employment policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and nonemployee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

8.6                               Insurance Policies.

(a)                                 All insurance policies to which any Debtor is a party as of the Effective Date, including any directors’ and officers’ insurance policies, shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies shall vest in the Reorganized Debtors.

(b)                                 In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

8.7                               Reservation of Rights.

(a)                                 Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as explicitly provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                                  Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.                                                                CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1                               Conditions Precedent to Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a)                                 the Plan Supplement has been filed;

(b)                                 the Bankruptcy Court has entered the Confirmation Order and such Confirmation Order has not been stayed, modified, or vacated;

(c)                                  the conditions to the effectiveness of the Exit RBL Facility, and all documentation related thereto, have been satisfied or waived in accordance with the terms thereof and the Exit RBL Agreement is in full force and effect;

(d)                                 all governmental approvals, including Bankruptcy Court approval, necessary to effectuate the Restructuring shall have been obtained and all applicable waiting periods have expired;

(e)                                  all Restructuring Expenses shall have been paid in Cash;

(f)                                   the RSA shall be in full force and effect and binding on all parties thereto;

(g)                                  the Senior Noteholder Backstop Agreement shall be in full force and effect and binding on all parties thereto, and the Backstop Order (as defined in the RSA) shall be entered;

(h)                                 each of the Definitive Documents shall have satisfied the consent requirements of the Requisite Creditors in accordance with the RSA;

(i)                                     the amended certificate of incorporation of Reorganized Halcón Parent shall have been filed with the appropriate Governmental Unit, as applicable; and

(j)                                    the Debtors, together with the Subscription Agent (as defined in the Rights Offering Procedures), shall have received proceeds of at least $150,150,000 for the issuance of the New Common Shares in connection with the Senior Noteholder Rights Offering.

9.2                               Waiver of Conditions Precedent.

(a)                                 Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors and the Requisite Creditors without leave of or order of the Bankruptcy Court.  If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge this Plan in any court.  If this Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

(c)                                  The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3                               Effect of Failure of a Condition.

If the conditions listed in section 9.1 of this Plan are not satisfied or waived in accordance with section 9.2 of this Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (ii) prejudice in any manner the rights of any Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Person.

ARTICLE X.                                                                     EFFECT OF CONFIRMATION.

10.1                        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under this Plan and whether such holder has accepted this Plan.

10.2                        Vesting of Assets.

Except as otherwise provided in this Plan, or any Plan Document, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges, and other interests.  Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3                        Discharge of Claims against and Interests in Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise expressly provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or Reorganized Debtor.

10.4                        Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan or a Final Order of the Bankruptcy Court, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5                        Injunction against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

10.6                        Plan Injunction.

(a)                                 Except as otherwise provided in this Plan, in the Plan Documents, or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims against or Interests in any or all of the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined after the entry of the Confirmation Order from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor, (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan, and the Plan Documents, to the full extent permitted by applicable law, and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan and the Plan Documents.

(b)                                 By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Interest shall be deemed to have affirmatively and specifically consented to be bound by this Plan, including the injunctions set forth in section 10.6 of this Plan.

10.7                        Releases.

(a)                                 Releases by Debtors.  As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce this Plan and the obligations contemplated by the Plan Documents or as otherwise provided in any order of the Bankruptcy Court, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, from any and all claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities laws or otherwise that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Restructuring Transactions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of this Plan, the RSA, the Plan Documents or related agreements, instruments, or other documents relating thereto, or the solicitation of votes with respect to this Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that nothing herein shall be construed to release any Person from willful misconduct or intentional fraud as determined by a Final Order.

(b)                                 Releases by Holders of Claims or Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents and the obligations contemplated by the Restructuring Transactions, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service and contribution of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party, the Restructuring Transactions, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Plan Documents, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, or implementation thereof, the solicitation of votes with respect to this Plan, or any other act or omission; provided, however, that nothing herein shall be construed to release any Person from willful misconduct or intentional fraud as determined by a Final Order.

10.8                        Exculpation.

To the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party shall be released and exculpated from, any claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the DIP Facility, the Exit RBL Facility, the Equity Rights Offerings, the Management Incentive Plan, the Disclosure Statement, the RSA, the Restructuring Transactions, and this Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of Securities under or in connection with this Plan; the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors; or the transactions in furtherance of any of the foregoing; other than claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud or willful misconduct as determined by a Final Order, but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan.  The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of Securities pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of Securities thereunder.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9                        Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan or the Confirmation Order.

10.10                 Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11                 Retention of Causes of Action and Reservation of Rights.

Except as otherwise provided in this Plan, including sections 10.6, 10.7, 10.8, and 10.9, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Causes of Action against parties with a relationship with the Debtors.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.12                 Ipso Facto and Similar Provisions Ineffective.

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on (i) the insolvency or financial condition of a Debtor, (ii) the commencement of the Chapter 11 Cases, (iii) the confirmation or consummation of this Plan, including any change of control that shall occur as a result of such consummation, or (iv) the Restructuring Transactions.

ARTICLE XI.                                                                RETENTION OF JURISDICTION.

11.1                        Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)                                  to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under this Plan;

(e)                                  to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(f)                                   to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                                  to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     to hear and determine all Fee Claims;

(j)                                    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either (including the Equity Rights Offerings), or any agreement, instrument, or other document governing or related to any of the foregoing, other than the Exit Facility;

(l)                                     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the

Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan;

(m)                             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                                 to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)                                 to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                                 to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(q)                                 to hear, adjudicate, decide, or resolve any and all matters related to ARTICLE X of this Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(r)                                    to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory;

(s)                                   to recover all Assets of the Debtors and property of the Estates, wherever located; and

(t)                                    to enter a final decree closing each of the Chapter 11 Cases.

ARTICLE XII.                                                           MISCELLANEOUS PROVISIONS.

12.1                        Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (i) the issuance, transfer or exchange of any Securities, instruments or documents, (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, (iv) any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, (v) the grant of Collateral under the Exit RBL Agreement, and (vi) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

12.2                        Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.3                        Dates of Actions to Implement Plan.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.

12.4                        Amendments.

(a)                                       Plan Modifications.  This Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court in accordance with the RSA.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented; provided, however, that any such modification is acceptable to the Requisite Creditors.

(b)                                       Certain Technical Amendments.  Subject to the RSA, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under this Plan.

12.5                        Revocation or Withdrawal of Plan.

Subject to the terms of the RSA, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor (i) this Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (iii) nothing contained in this Plan shall (a) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person, (b) prejudice in any manner the rights of such Debtor or any other Person, or (c) constitute an admission of any sort by any Debtor or any other Person.

12.6                        Severability.

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, subject to the terms of the RSA, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this section, is (i) valid and enforceable pursuant to its terms, (ii) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (iii) nonseverable and mutually dependent.

12.7                        Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than section 5-1401 and section 5-1402 of the New York General Obligations Law).

12.8                        Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.

12.9                        Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Person.

12.10                 Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.11                 Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12                 Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full in this Plan.

12.13                 Notices.

All notices, requests, and demands hereunder shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)                                 if to the Debtors or Reorganized Debtors:

Halcón Resources Corporation

1000 Louisiana St., Suite 1500
Houston, Texas 7702
Attn: David Elkouri, Executive Vice President and Chief Legal Officer

— and —

WEIL, GOTSHAL & MANGES LLP
700 Louisiana Street, Suite 1700
Houston, Texas 77002
Attn: Alfredo R. Pérez
Telephone: (713) 546-5000
Facsimile:  (713) 224-9511

— and —

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn:  Gary T. Holtzer, Esq., and Lauren Tauro, Esq.
Telephone:  (212) 310-8000
Facsimile:  (212) 310-8007

Attorneys for Debtors

(b)                                 if to the Consenting Creditors:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:  Andrew Rosenberg, Esq., Robert Britton, Esq., Samuel Lovett, Esq.
Telephone:  (212) 450-4000
Facsimile:  (212) 701-5361

Attorneys for Consenting Creditors

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002; provided, however, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.14                 Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	August 2, 2019
Houston, Texas
Respectfully submitted,

/s/ Richard Little
Name: Richard Little
Title: Chief Executive Officer

on behalf of

Halcón Resources Corporation
Halcón Resources Operating, Inc.
Halcón Holdings, Inc.
Halcón Energy Properties, Inc.
Halcón Permian, LLC
Halcón Field Services, LLC
Halcón Operating Co., Inc.

[Signature Page to Plan]